REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Grant Thornton LLP
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Members
ASA Electronics, LLC and Subsidiaries
We have audited the accompanying consolidated financial statements of ASA Electronics, LLC (a Delaware limited liability company) and subsidiaries (the Company), which comprise the consolidated balance sheet as of November 30, 2014, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASA Electronics, LLC and subsidiaries as of November 30, 2014, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Other matters
We also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the year ended November 30, 2013, and our report dated January 24, 2014, expressed an unmodified opinion on those 2013 consolidated financial statements.
The consolidated financial statements of the Company as of and for the year ended November 30, 2012, were audited by other auditors in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those auditors expressed an unmodified opinion on those 2012 consolidated financial statements in their report dated February 1, 2013.
GRANT THORNTON LLP
Chicago, Illinois
01/26/2015

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